Exhibit (a)(7)

CONTACT:          River Oaks Partnership Services, Inc.
                  (888) 349-2005 (toll free)

FOR IMMEDIATE RELEASE



                  DENVER, COLORADO, July 1, 1999-As previously announced, AIMCO Properties, L.P. has commenced a tender offer for limited partnership interests in Fox Strategic Housing Income Partners. AIMCO Properties today announced that it has extended the expiration date of its outstanding offer for limited partnership interests in Fox Strategic Housing Income Partners. The expiration date for each tender offer has been extended to 12:00 midnight, New York time, on Friday, July 30, 1999. The offer was previously scheduled to expire at 12:00 midnight on Wednesday, June 30, 1999.

                  Based on information provided by the Information Agent for the offer, as of the close of business on June 28, 1999, approximately 869 interests had been tendered pursuant to the offer.

                  For further information, please contact River Oaks Partnership Services, Inc. at (888) 349-2005 (toll free), which is acting as the Information Agent for the offers.